UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

ABERCROMBIE & FITCH CO.
(Exact name of registrant as specified in its charter)

Delaware	1-12107	31-1469076
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6301 Fitch Path, New Albany, Ohio 43054
(Address of principal executive offices) (Zip Code)

(614) 283-6500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2014, Michael S. Jeffries, Chief Executive Officer of Abercrombie & Fitch Co. (the “Company”), retired from his positions as Chief Executive Officer and director of the Company, effective immediately. His employment with the Company will terminate on December 31, 2014. In connection with his retirement, Mr. Jeffries entered into a Retirement Agreement with the Company, providing him compensation as if his employment had been terminated without cause pursuant to his Employment Agreement dated as of December 9, 2013. In addition to any benefits Mr. Jeffries is entitled to upon retirement, this will result in payments of approximately $5.5 million in cash and benefits continuation. A copy of the Retirement Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Also on December 8, 2014, the Company's Board of Directors appointed Arthur C. Martinez, Chairman of the Board, to serve as Executive Chairman of the Company, and formed an Office of the Chairman, whose members are Arthur C. Martinez, Jonathan Ramsden, Chief Operating Officer, Christos Angelides, Brand President of Abercrombie & Fitch, and Fran Horowitz, Brand President of Hollister, until a new Chief Executive Officer is appointed. Officers who reported to the former Chief Executive Officer will report to the Executive Chairman, except as determined by the Executive Chairman, until a new Chief Executive Officer is appointed.

In connection with these actions, the Company issued a news release. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(a) through (c) Not applicable

(d) Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Retirement Agreement dated December 8, 2014, between Michael S. Jeffries and Abercrombie & Fitch Co.
99.1	News Release issued by Abercrombie & Fitch Co. on December 9, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABERCROMBIE & FITCH CO.

Dated: December 9, 2014	By:	/s/ Robert E. Bostrom
Robert E. Bostrom
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Retirement Agreement dated December 8, 2014, between Michael S. Jeffries and Abercrombie & Fitch Co.
99.1	News Release issued by Abercrombie & Fitch Co. on December 9, 2014